Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Range Resources Corporation Amended and Restated 2005 Equity-Based Compensation Plan of our reports dated February 23, 2010, with respect to the consolidated financial statements of Range Resources Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and effectiveness of internal control over financial reporting of Range Resources Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Fort Worth, Texas
May 28, 2010